CONSULTING AGREEMENT

This AGREEMENT (the “Agreement”) made this 9th day of June, 2005, by and between Mr. Lawrence N. Mondry (the “Consultant”), whose address is 17532 Woods Edge Drive, Dallas, TX 75287, and Golfsmith International Holdings, Inc. (the “Company”), whose principal place of business is 11000 N. I H 35, Austin, TX 78753.

WHEREAS, the Company desires to engage the services of the Consultant to perform for the Company consulting services regarding the functions for the operation of as an independent contractor and not as an employee; and

WHEREAS, Consultant desires to consult with the Board of Directors, the officers of the Company, and the administrative staff, and to undertake for the Company consultation as to the direction of certain functions in said management thereof;

NOW, THEREFORE, it is agreed as follows:

1. Term. This Agreement shall have an initial term of three (3) years, and may be terminated by either party giving thirty (30) days’ prior written notice to the other party at the addresses stated above or at an address chosen subsequent to the execution of this agreement and duly communicated to the party giving notice.

2. Consultations. Consultant shall make himself available for ten (10) business days per calendar year of the term to consult with the Board of Directors, the officers of the Company, and the heads of the administrative staff, at reasonable times, concerning matters pertaining to the organization of the administrative staff, retail sales models, the fiscal policies of the Company, the relationship of the Company with its employees or with any organization representing its employees, and, in general, the important problems of concern in the business affairs of the Company.

3. Liability. With regard to the services to be performed by the Consultant pursuant to the terms of this agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence. The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant and the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

4. Compensation. The Company shall pay Consultant for the performance of the services rendered to the Company pursuant to the §2 above, TWO THOUSAND DOLLARS ($2,000.00) per business day on which services are performed. In addition, the Company shall reimburse the Consultant per diem for any reasonable out-of-pocket expenses incurred by the Consultant pursuant to the terms of this agreement. The Consultant shall submit itemized statements of hours of services performed and expenses incurred during any particular month by the fifth (5th) day of the next succeeding month. The amount shall be paid to the Consultant by the fifteenth (15th) day of the latter month.

5. Confidential Information. Consultant shall not use or disclose Company Confidential Information except as necessary to perform services pursuant to this Agreement. For purposes of this Agreement, “Company Confidential Information” shall mean written information which relates to Company’s research, development or business activities, which is designated as confidential by Company in writing to Consultant and which is disclosed to Consultant in connection with Consultant’s performance of services pursuant to this Agreement, but shall not include any information which is publicly disclosed either prior to or subsequent to Consultant’s receipt of such information, is rightfully received by Consultant from a third party without obligation of confidence or is independently developed by Consultant.

6. Information Ownership. Consultant and Company agree that any and all copyright interests in and to any strategy, idea or concept developed by Consultant (the “Intellectual Property”) shall be transferred to and owned exclusively by Company. The Intellectual Property developed by Consultant shall be construed to create a “work- for-hire” by, in, and for Company and Company shall secure from Consultant a written assignment to Company of all rights, title and interest in and to the Intellectual Property.

7. Law and Jurisdiction. This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall be governed by the laws of the State of Texas, without reference to conflict of laws principles. This document contains the entire agreement between the parties with respect to the subject matter hereof. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision hereof. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.

8. Severability. In the event any term of this Agreement is found by any court to be void or otherwise unenforceable, the remainder of this agreement shall remain valid and enforceable as though such term were absent upon the date of its execution.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the 9th day of June, 2005.

GOLFSMITH INTERNATIONAL
HOLDINGS, INC.		CONSULTANT

By:	/s/ James D. Thompson	By:	/s/ Lawrence M. Mondry

Print Name:	James D. Thompson	Print Name:	Lawrence M. Mondry

Title:	President and CEO	Title: